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                                                                     EXHIBIT 21

                         Subsidiaries of the Registrant


  Name of Subsidiary                      Jurisdiction of Incorporation
  -----------------                       -----------------------------

Argosy Energy Incorporated                         Delaware

Argosy Petroleum Company, S.A.                     Colombia

Garnet Acquisition II, Inc.                        Texas

Garnet Energy Corporation                          Delaware

Garnet Oil Corporation                             Delaware

Garnet Pakistan Corporation                        Delaware

Garnet PNG Corporation                             Delaware

Garnet Resources Canada Ltd.                       British Columbia

Garnet Spain Corporation                           Delaware

Garnet Sulfur Company                              Nevada

Garnet Turkey Corporation                          Delaware